Exhibit 3

REPUBLIC OF COLOMBIA

UNLESS THIS REGISTERED GLOBAL BOND IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE REPUBLIC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY BOND ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS NOMINATED BY AN AUTHORIZED REPRESENTATIVE OF DTC, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL THIS BOND IS EXCHANGED IN WHOLE FOR BONDS IN CERTIFICATED REGISTERED FORM, THIS BOND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR OF DTC OR A NOMINEE OF SUCH SUCCESSOR.

REGISTERED GLOBAL SECURITIES

representing

U.S. $1,250,000,000

8.750% Global Bonds due 2053

No. R-[•]	U.S. $[•]

CUSIP No.: 195325 EM3

ISIN No.: US195325EM30

The Republic of Colombia (the “Republic”), for value received, hereby promises to pay to Cede & Co., or registered assigns, upon surrender hereof the principal sum of [•] UNITED STATES DOLLARS (U.S. $[•]) or such amount as shall be the outstanding principal amount hereof on November 14, 2053, together with interest accrued from the issue date to, but excluding, the maturity date, or on such earlier date as the principal hereof may become due in accordance with the provisions hereof and to pay the redemption amount in connection with any optional redemption as provided in paragraph 3 of the attached Terms of the Bonds. The Republic further unconditionally promises to pay interest semi-annually in arrears on May 14 and November 14 in each year (each an “Interest Payment Date”), commencing May 14, 2024, on any outstanding portion of the unpaid principal amount hereof at 8.750% per annum. Interest shall accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from November 14, 2023 until payment of said principal sum has been made or duly provided for, and shall be payable to Holders of record as of April 30 and October 31 of each year (each, a “Record Date”). This is a Global Security deposited with the Depositary, and registered in the name of the Depositary or its nominee or common custodian, and accordingly, the Depositary or its nominee or common custodian, as Holder of record of this Global Security, shall be entitled to receive payments of principal and interest, other than principal and interest due at the maturity date, by wire transfer of immediately available funds. Such payment shall be made exclusively in such coin or currency of the United States as at the time of payment shall be legal tender for payment of public and private debts. The Republic, the Trustee, any registrar and any paying agent shall be entitled to treat the Depositary as the sole Holder of this Global Securities.

The statements in the legend relating to the Depositary set forth above are an integral part of the terms of this Global Security and by acceptance hereof each Holder of this Global Security agrees to be subject to and bound by the terms and provisions set forth in such legend, if any.

This Global Security is issued in respect of an issue of U.S. $1,250,000,000 principal amount of 8.750% Global Bonds due 2053 of the Republic and is governed by (i) the Indenture dated as January 28, 2015 as supplemented by the First Supplemental Indenture thereto, dated September 8, 2015 (so supplemented, the “Indenture”) between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), the terms of which Indenture are incorporated herein by reference, and (ii) by the Terms of the Bonds (as defined in the Indenture) and attached hereto. This Global Security shall in all respects be entitled to the same benefits as other Bonds (as defined in the Terms) under the Indenture and the Terms. All capitalized terms used in this Global Security but not defined shall have the meanings assigned to them in the Indenture.

Upon any exchange of all or a portion of this Global Security for Certificated Securities in accordance with the Indenture, this Global Security shall be endorsed on Schedule A to reflect the change of the principal amount evidenced hereby.

Unless the certificate of authentication hereon has been executed by the Trustee, this Global Security shall not be valid or obligatory for any purpose.

[Remainder of the page intentionally left in blank]

IN WITNESS WHEREOF, the Republic has caused this instrument to be duly executed.

Dated: November 14, 2023	REPUBLIC OF COLOMBIA

By
Ricardo Bonilla González Minister of Finance and Public Credit

By
José Roberto Acosta Ramos Director General of Public Credit and National Treasury of the Ministry of Finance and Public Credit

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Bonds issued under the within-mentioned Indenture.

Dated: November 14, 2023
THE BANK OF NEW YORK MELLON, not in its individual capacity but solely as Trustee

By: Authorized Officer

[Signature Page to 2053 Global Bond R-[•]]

Schedule A

Date	Principal Amount of Certificated Securities	Remaining Principal Amount of this Global Security	Notation Made By

TERMS OF THE BONDS

1. General. (a) This Bond is one of a duly authorized Series of debt securities of the Republic of Colombia (the “Republic”), designated as its 8.750% Global Bonds due 2053 (each Bond of this Series a “Bond”, and collectively, the “Bonds”), and issued or to be issued in one or more Series pursuant to an Indenture dated as of January 28, 2015, between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto, dated September 8, 2015 and as further amended from time to time (as so supplemented and amended, the “Indenture”). The aggregate principal amount of the Bonds is U.S. $1,250,000,000, subject to increase as provided in paragraph 13 below. The Holders of the Bonds will be entitled to the benefits of, be bound by, and be deemed to have notice of, all of the provisions of the Indenture. A copy of the Indenture is on file and may be inspected at the Corporate Trust Office. All capitalized terms used in this Bond but not defined herein shall have the meanings assigned to them in the Indenture.

(b) The Bonds constitute and will constitute direct, general, unconditional, unsecured and unsubordinated External Indebtedness of the Republic for which the full faith and credit of the Republic is pledged. The Bonds rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated External Indebtedness of the Republic. It is understood that this provision shall not be construed so as to require the Republic to make payments under the Bonds ratably with payments being made under any other External Indebtedness.

(c) The Bonds are in fully registered form, without coupons in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 thereof. The Bonds may be issued in certificated form (each, a “Certificated Security and collectively, the “Certificated Securities”), or may be represented by one or more registered global securities (each, a “Global Security”) held by or on behalf of the Depositary. Certificated Securities will be available only in the limited circumstances set forth in the Indenture. The Bonds, and transfers thereof, shall be registered as provided in Section 2.6 of the Indenture. Any person in whose name a Bond shall be registered may (to the fullest extent permitted by applicable law) be treated at all times, by all persons and for all purposes as the absolute owner of such Bond regardless of any notice of ownership, theft, loss or any writing thereon.

(d) For the purposes of this paragraph and paragraphs 5 and 6 below, the following terms shall have the meanings specified below:

“External Indebtedness” means all obligations for borrowed money, whether present or future, actual or contingent, of a person or for the repayment of which such person, either directly or indirectly, is obliged or otherwise responsible (including such obligations evidenced by bonds, debentures, notes or other similar instruments but excluding any obligation to pay the deferred purchase price of property or services) that are payable, or which at the option of the Holder thereof may be payable, in a currency other than the lawful currency of the Republic.

“Public External Indebtedness” means any External Indebtedness that is in the form of, or represented by, bonds, debentures, notes or other securities which are, or at the time of issue are intended by the Republic to be, quoted, listed or ordinarily purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including, without limiting the generality of the foregoing, securities eligible for resale pursuant to Rule 144A under the Securities Act , as amended (or any successor law or regulation of similar effect)).

2. Payments. (a) the Republic covenants and agrees that it will duly and punctually pay or cause to be paid the principal of, and premium, if any, and interest (including Additional Amounts (as defined below)) on, the Bonds and any other payments to be made by the Republic under the Bonds and the Indenture, at the place or places, at the respective times and in the manner provided in the Bonds and the Indenture. Principal of the Bonds will be payable against surrender of such Bonds at the Corporate Trust Office of the Trustee in New York City or, subject to applicable laws and regulations, at the office outside of the United States of a paying agent, by U.S. dollar check drawn on, or by transfer to a U.S. dollar account maintained by the Holder with, a bank located in New York City. Payment of interest or principal (including Additional Amounts) on the Bonds will be made to the persons in whose name such Bonds are registered at the close of business on the relevant Record Date, whether or not such day is a Business Day (as defined below), notwithstanding the cancellation of such Bonds upon any transfer or exchange thereof subsequent to the Record Date and prior to such Interest Payment Date; provided that if and to the extent the Republic shall default in the payment of the interest due on such interest payment date, such defaulted interest shall be paid to the persons in whose names such Bonds are registered as of a subsequent record date established by the Republic by notice, as provided in paragraph 12 of these Terms, by or on behalf of the Republic to the Holders of the Bonds not less than 15 days preceding such subsequent record date, such record date to be not less than 10 days preceding the date of payment of such defaulted interest. Notwithstanding the immediately preceding sentence, in the case where such interest or principal (including Additional Amounts) is not punctually paid or duly provided for, the Trustee shall have the right to fix such subsequent record date, and, if fixed by the Trustee, such subsequent record date shall supersede any such subsequent record date fixed by the Republic. Payment of interest on Certificated Securities will be made (i) by a U.S. dollar check drawn on a bank in New York City mailed to the Holder at such Holder’s registered address or (ii) upon application by the Holder of at least U.S. $1,000,000 in principal amount of Certificated Securities to the Trustee not later than the applicable Record Date, by wire transfer in immediately available funds to a U.S. dollar account maintained by the Holder with a bank in New York City. Payment of interest on a Global Security will be made (i) by a U.S. dollar check drawn on a bank in New York City delivered to the Depositary at its registered address or (ii) by wire transfer in immediately available funds to a U.S. dollar account maintained by the Depositary with a bank in New York City. “Business Day” shall mean any day that is not a Saturday or Sunday, and that is not a day on which banking or trust institutions are authorized generally or obligated by law, regulation, or executive order to close in New York City (or in the city where the relevant paying or transfer agent is located).

(b) In any case where the date of payment of the principal of, or interest (including Additional Amounts) on, the Bonds shall not be a Business Day, then payment of principal or interest (including Additional Amounts) will be made on the next succeeding Business Day at the relevant place of payment. Such payments will be deemed to have been made on the due date, and no interest on the Bonds will accrue as a result of the delay in payment. So long as the Trustee holds the funds so deposited and such funds are available to Holders of the Bonds in accordance with the terms of the Bonds and the Indenture and Holders of the Bonds are not prevented from claiming such funds in accordance with the terms of the Bonds and the Indenture, the Republic shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

(c) Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(d) Any monies deposited with or paid to the Trustee or to any paying agent for the payment of the principal of or interest (including Additional Amounts) on any Bond and not applied but remaining unclaimed for two years after the date upon which such principal or interest shall have become due and payable shall be repaid to or for the account of the Republic by the Trustee or such paying agent, upon the written request of the Republic and, to the extent permitted by law, the Holder of such Bond shall thereafter look only to the Republic for any payment which such Holder may be entitled to collect, and all liability of the Trustee or such paying agent with respect to such monies shall thereupon cease. The Republic shall cause all returned, unclaimed monies to be held in trust for the relevant Holder of the Bond until such time as the claims against the Republic for payment of such amounts shall have prescribed pursuant to paragraph 14 of these Terms.

(e) If the Republic at any time defaults in the payment of any principal of, or interest (including Additional Amounts), on the Bonds, the Republic will pay interest on the amount in default (to the extent permitted by law), calculated for each day until paid, at the rate of 8.750% per annum, together with Additional Amounts, if applicable.

3. Redemption. (a) Prior to May 14, 2053 (six months prior to the Maturity Date) (the “Par Call Date”), the Bonds will be redeemable, in whole or in part, at any time and from time to time, at the Republic’s option at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (A) the sum of the present values of the remaining scheduled payments of principal and interest thereon (assuming the Bonds matured on the Par Call Date) discounted to the date of redemption specified in the notice of redemption (the “Redemption Date”) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 50 basis points less (B) interest accrued to, but excluding, the Redemption Date and (2) 100% of the principal amount of the Bonds to be redeemed and, plus, in either case of (1) and (2), accrued and unpaid interest to, but excluding, the Redemption Date. At any time on or after the Par Call Date, the Bonds will be redeemable, in whole or in part at any time and from time to time, at the Republic’s option, at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the Redemption Date.

(b) For the purposes of this Bond,

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Republic in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Republic after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Republic shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Republic shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Republic shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Republic shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(c) The Republic will send, or cause to be sent, a notice of redemption to each Holder by first-class mail, postage prepaid, or electronic delivery (or otherwise transmitted in accordance with the depositary’s procedures), at least 10 days but not more than 60 days prior to the Redemption Date, to the address of each Holder of Bonds to be redeemed, as it appears on the register maintained by the registrar. A notice of redemption will specify the Redemption Date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the Bonds. In the event that fewer than all of the Bonds are to be redeemed at any time, selection of Bonds for redemption will be made on a pro-rata basis as a “Pro Rata Pass-Through Distribution of Principal” in accordance with the applicable rules and procedures of the depositary, or in the case of certificated bonds, any other method in accordance with the policies and procedures of the Trustee. No Bonds of an amount of U.S. $200,000 or less will be redeemed in part. If any Bond is to be redeemed in part only, the notice of redemption that relates to the Bond will state the portion of the principal amount of the Bond to be redeemed. A new Bond in a principal amount equal to the unredeemed portion of the Bond will be issued in the name of the holder of the Bond upon surrender for cancellation of the original Bond. For so long as the Bonds are held by DTC (or another depositary), the redemption of the Bonds shall be done in accordance with the policies and procedures of the depositary. Unless the Republic defaults in the payment of the redemption price, on and after the Redemption Date interest will cease to accrue on the Bonds or portions thereof called for redemption. If the Trustee is to provide notice of redemption to the Holders on behalf of the Republic, it shall be notified in writing or through electronic delivery of such request at least 5 Business Days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee).

(d) The Bonds (i) are not subject to any sinking fund; and (ii) are not repayable at the option of the Holder prior to maturity (except as provided in paragraph 6 hereof in the event of acceleration).

(e) The Republic’s actions and determinations in determining the redemption price in accordance with this paragraph 3 shall be conclusive and binding for all purposes, absent manifest error.

4. (a) Additional Amounts. All payments by the Republic in respect of the Bonds shall be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the Republic, or any political subdivision or taxing authority or agency therein or thereof having the power to tax (collectively, “Relevant Tax”), unless the withholding or deduction of such Relevant Tax is required by law. In that event, the Republic shall pay such additional amounts (“Additional Amounts”), as may be necessary to ensure that the amounts received by the Holders after such withholding or deduction shall equal the respective amounts of principal and interest that would have been receivable in respect of the Bonds in the absence of such withholding or deduction; provided, however, that no such Additional Amounts shall be payable in respect of any Relevant Tax:

(i) imposed by reason of a Holder or beneficial owner of a Bond having some present or former connection with the Republic other than merely being a Holder or beneficial owner of the Bond or receiving payments of any nature on the Bond or enforcing its rights in respect of the Bond;

(ii) imposed by reason of the failure of a Holder or beneficial owner of a Bond, or any other person through which the Holder or beneficial owner holds a Bond, to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Republic of such Holder or beneficial owner or other person, if compliance with the requirement is a precondition to exemption from all or any portion of such withholding or deduction; or

(iii) imposed by reason of a Holder or beneficial owner of a Bond, or any other person through which the Holder or beneficial owner holds a Bond, having presented the Bond for payment (where such presentation is required) more than 30 days after the Relevant Date, except to the extent that the Holder or beneficial owner or such other person would have been entitled to Additional Amounts on presenting the Bond for payment on any date during such 30-day period.

As used in this paragraph 4(a), “Relevant Date” in respect of any Bond means the date on which payment in respect thereof first becomes due or, if the full amount of the money payable has not been received by the Trustee on or prior to such due date, the date on which notice is duly given to the Holders in the manner described in paragraph 12 below that such monies have been so received and are available for payment. Any reference to “principal” and/or “interest” hereunder or in the Indenture shall be deemed to include any Additional Amounts which may be payable hereunder.

5. Negative Pledge Covenant of Republic. (a) So long as any Bond forming part of this Series shall remain outstanding or any amount payable by the Republic under the Indenture shall remain unpaid, the Republic will not create any Lien (as defined below) other than Permitted Liens (as defined below) upon the whole or any part of its present or future revenues, properties or assets to secure Public External Indebtedness (as defined below) of the Republic, unless the Bonds are secured equally and ratably with such Public External Indebtedness.

(b) For purposes hereof:

“Lien” means any lien, pledge, mortgage, security interest, deed of trust or charge.

“Permitted Liens” means: (i) any Liens created prior to January 28, 2015, including renewals or refinancing thereof; provided, however, that any renewal or refinancing of any such Liens secures only the renewal or extension of the original secured financing; (ii) any Lien on property to secure Public External Indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which Public External Indebtedness matures (after giving effect to all renewals and refinancings thereof) not more than one year after the date on which the Public External Indebtedness was originally incurred; (iii) any Liens securing Public External Indebtedness incurred in connection with a Project Financing (as defined below), provided that the Lien is solely on assets or revenues of the project for which the Project Financing was incurred; (iv) any Lien upon any assets or properties (and any revenues therefrom) to secure indebtedness incurred for the purpose of financing the acquisition, development or construction of such asset or property, and any renewal or extension of any such Lien which is limited to the original asset or property (and revenues) covered thereby and which secures any renewal or extension of the original secured financing; (v) any Lien existing on an asset or property (and any revenues therefrom) at the time of its acquisition and any renewal or extension of any such Lien which is limited to the original asset or property (and revenues)

covered thereby and which secures any renewal or extension of the original secured financing; and (vi) Liens in addition to those permitted by clauses (i) through (v) above, and any renewal or extension thereof; provided that at any time the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of U.S.$14.768 billion.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing such financing (A) expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced and (B) have been provided with a feasibility study prepared by competent independent experts on the basis of which it was reasonable to conclude that such project would generate sufficient foreign currency income to service substantially all Public External Indebtedness incurred in connection with such project.

6. Events of Default; Acceleration. If one or more of the following events (“Events of Default”) shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) the Republic shall fail to pay any principal of or interest on any Bond when due, and such failure shall continue for 30 days; or

(b) the Republic shall fail duly to perform any other material obligation contained in the Bonds or (with respect to the Bonds) the Indenture, and such failure shall continue for a period of 60 days after the date on which written notice thereof requiring the Republic to remedy the failure shall have been given to the Republic by the Trustee or the Holders of at least 25% in aggregate principal amount of the Bonds then Outstanding; or

(c) the Republic shall fail to pay (i) any Public External Indebtedness of the Republic (other than Public External Indebtedness constituting guaranties by the Republic) with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such Public External Indebtedness becomes due and payable (beyond any applicable grace period or waiver), or (ii) any Public External Indebtedness constituting guaranties by the Republic with an aggregate principal amount in excess of U.S. $20,000,000 (or its equivalent in other currencies) as and when such Public External Indebtedness becomes due and payable and such failure continues until the earlier of (A) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (B) the acceleration of any such Public External Indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

(d) (i) the validity of this Bond shall be contested in a formal administrative, legislative or judicial proceeding by the Republic or any legislative, executive, or judicial body or official of the Republic which is authorized in each case by law to do so and, acting alone or together with another such body or official, has the legal power and authority to declare this Bond invalid or unenforceable or (ii) the Republic shall declare a general suspension of payments or a moratorium on the payment of principal or interest on Public External Indebtedness (which does not expressly exclude the Bonds); or

(e) the Republic shall cease to be a member of the International Monetary Fund or cease to be eligible to use the general resources of the International Monetary Fund;

then in each and every such case, the Trustee or the Holders (the “Demanding Holders”) (acting individually or together) of not less than 25% of the aggregate Outstanding principal amount of the Bonds, upon notice in writing to the Republic, with a copy to the Trustee, of any such Event of Default and its continuance, may declare the principal amount of all the Bonds due and payable immediately, and the same shall become and shall be due and payable upon the date that such written notice is received by or on behalf of the Republic, unless prior to such date all Events of Default in respect of all the Bonds shall have been cured; provided that if, at any time after the principal of the Bonds shall have been so declared due and payable, and before the sale of any property pursuant to any judgment or decree for the payment of monies due which shall have been obtained or entered in connection with the Bonds, the Republic shall pay or shall deposit (or cause to be paid or deposited) with the Trustee a sum sufficient to pay all matured installments of interest and principal (and premium, if any) upon all the Bonds which shall have become due otherwise than solely by acceleration (with interest on overdue installments of interest, to the extent permitted by law, and on such principal (and premium, if any) of each Bond at the rate of interest specified herein, to the date of such payment of interest or principal (and premium, if any)) and such amount as shall be sufficient to cover reasonable compensation to the Demanding Holders, the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and all other documented expenses and liabilities reasonably incurred, and all advances made for documented expenses and legal fees, reasonably incurred by the Demanding Holders, the Trustee and each predecessor Trustee, and if any and all Events of Default hereunder, other than the nonpayment of the principal of the Bonds which shall have become due solely by acceleration, shall have been cured, waived or otherwise remedied as provided herein, then, and in every such case, the Holders of more than 50% in aggregate principal amount of the Bonds then Outstanding, by written notice to the Republic and to the Trustee, may, on behalf of all of the Holders, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default, or shall impair any right consequent thereon. Actions by Holders pursuant to this paragraph 6 need not be taken at a meeting pursuant to paragraph 7 hereof. Actions by the Trustee and the Holders pursuant to this paragraph 6 are subject to Article Four of the Indenture.

7. Holders’ Meetings and Written Action. The Indenture sets forth the provisions for the convening of meetings of Holders of Bonds and actions taken by written consent of the Holders of Bonds.

8. Replacement, Exchange and Transfer of the Bonds. (a) Upon the terms and subject to the conditions set forth in the Indenture, in case any Bond shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Republic in its discretion may execute, and upon the request of the Republic, the Trustee shall authenticate and deliver, a new Bond bearing a number not contemporaneously Outstanding, in exchange and substitution for the mutilated or defaced Bond, or in lieu of and in substitution for the apparently destroyed, lost or stolen

Bond. In every case, the applicant for a substitute Bond shall furnish to the Republic and to the Trustee such security or indemnity as may be required by each of them to indemnify, defend and to save each of them and any agent of the Republic or the Trustee harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Bond and of the ownership thereof. Upon the issuance of any substitute Bond, the Holder of such Bond, if so requested by the Republic, shall pay a sum sufficient to cover any stamp duty, tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected with the preparation and issuance of the substitute Bond.

(b) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security or Securities may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations and a beneficial interest in the Global Security may be exchanged for an equal aggregate principal amount of Certificated Securities in different authorized denominations or for an equal aggregate principal amount of beneficial interests in another Global Security in different authorized denominations by the Holder or Holders surrendering the Security or Securities for exchange at the Corporate Trust Office, together with a written request for the exchange. Certificated Securities will only be issued in exchange for interests in a Global Security pursuant to Section 2.5(e) of the Indenture. The exchange of the Bonds will be made by the Trustee.

(c) Upon the terms and subject to the conditions set forth in the Indenture, and subject to paragraph 8(e) hereof, a Certificated Security may be transferred in whole or in part (in an amount equal to the authorized denomination or any integral multiple thereof) by the Holder or Holders surrendering the Certificated Security for transfer at the Corporate Trust Office accompanied by an executed instrument of transfer substantially as set forth in Exhibit F to the Indenture. The registration of transfer of the Bonds will be made by the Trustee.

(d) The costs and expenses of effecting any exchange, transfer or registration of transfer pursuant to this paragraph 8 will be borne by the Republic, except for the expenses of delivery (if any) not made by regular mail and the payment of a sum sufficient to cover any stamp duty, tax or other governmental charge or insurance charge that may be imposed in relation thereto, which will be borne by the Holder of the Bond. Registration of the transfer of a Bond by the Trustee shall be deemed to be the acknowledgment of such transfer on behalf of the Republic.

(e) The Trustee may decline to accept any request for an exchange or registration of transfer of any Bond during the period of 15 days preceding the due date for any payment of principal of, or premium, if any, or interest on, the Bonds.

9. Trustee. For a description of the duties and the immunities and rights of the Trustee under the Indenture, reference is made to the Indenture, and the obligations of the Trustee to the Holder hereof are subject to such immunities and rights.

10. Paying Agents; Transfer Agents; Registrar. The Republic has initially appointed the paying agents, transfer agents and registrar listed at the foot of this Bond. The Republic may at any time appoint additional or other paying agents, transfer agents and registrars and terminate the appointment of those or any paying agents, transfer agents and registrar, provided that while the Bonds are Outstanding the Republic will maintain in The City of New York (i) a paying agent, (ii) an office or agency where the Bonds may be presented for exchange, transfer and registration of transfer as provided in the Indenture and (iii) a registrar; provided that the registrar shall not be in the United Kingdom. In addition, if and for so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such Exchange so require, the Republic will maintain a paying agent in Luxembourg. Notice of any such termination or appointment and of any change in the office through which any paying agent, transfer agent or registrar will act will be promptly given in the manner described in paragraph 12 hereof.

11. Enforcement. Except as provided in Section 4.7 of the Indenture, no Holder of any Bonds of any Series shall have any right by virtue of or by availing itself of any provision of the Indenture or of the Bonds of such Series to institute any suit, action or proceeding in equity or at law upon or under or with respect to the Indenture or of the Bonds, or for any other remedy hereunder or under the Bonds, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof with respect to such Series of Bonds, (b) the Holders of not less than 25% in aggregate principal amount Outstanding of Bonds of such Series shall have made specific written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have provided to the Trustee such reasonable indemnity or other security as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (c) the Trustee for 60 days after its receipt of such notice, request and provision of indemnity or other security, shall have failed to institute any such action, suit or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 4.9 of the Indenture, it being understood and intended, and being expressly covenanted by every Holder of Bonds of a Series with every other Holder of Bonds of such Series and the Trustee, that no one or more Holders shall have any right in any manner whatever by virtue or by availing itself of any provision of the Indenture or of the Bonds to affect, disturb or prejudice the rights of any other Holder of Bonds of such Series or to obtain priority over or preference to any other such Holder, or to enforce any right under the Indenture or under the Bonds of such Series, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Bonds of such Series. For the protection and enforcement of this paragraph, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

12. Notices. The Republic will mail any notices to the Holders of the Bonds at their registered addresses as reflected in the books and records of the Trustee. The Republic will consider any mailed notice to have been given at the time it is mailed. In addition, if and so long as the Bonds are listed on the Luxembourg Stock Exchange and the rules of such Exchange shall so require, notices to Holders of the Bonds will be published in a leading newspaper with general circulation in Luxembourg, by publication on the website of the Luxembourg Stock Exchange at http://www.bourse.lu or, if publication as aforesaid is not practicable, in an English language newspaper with general circulation in the respective market regions or in another manner consistent with the rules of the Luxembourg Stock Exchange. The Republic will consider any published notice to be given on the date of its first publication.

13. Further Issues of Bonds. The Republic may from time to time, without the consent of Holders of the Bonds, create and issue additional Bonds having the same Terms as the Bonds in all respects, except for the issue date, issue price and first interest payment on the Bonds; provided, however, that any additional debt securities subsequently issued that shall be fungible with the previously Outstanding Bonds for U.S. federal income tax purposes. Additional Bonds issued in this manner will be consolidated with and will form a single Series with the previously Outstanding Bonds.

14. Prescription. To the extent permitted by law, claims against the Republic for the payment of principal of, or interest or other amounts due on, the Bonds (including Additional Amounts) will become void unless made within five years of the date on which that payment first became due (or such shorter period as may be prescribed by applicable law).

15. Authentication. This Bond shall not become valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee or its agent.

16. Governing Law. (a) THIS BOND WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK; PROVIDED, THAT ALL MATTERS GOVERNING AUTHORIZATION AND EXECUTION BY THE REPUBLIC SHALL BE GOVERNED BY THE LAWS OF COLOMBIA.

(b) The Republic hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, The City of New York, and the courts of Colombia sitting in Bogotá D.C., Colombia in respect of any action arising out of or based on the Indenture or the Bonds that may be brought in any such court, irrevocably waives any objection which it may have to the venue of any such court in respect of any such action and, to the fullest extent permitted by law, irrevocably waives and agrees not to plead any immunity from the jurisdiction of any such court to which it might otherwise be entitled (including sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution) in any such action based upon the Indenture or the Bonds, subject to the terms, conditions, limitations or exceptions under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021 and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment. The Republic hereby appoints the Consul General of the Republic in The City of New York and her successors from time to time, at her office located at 10 East 46th Street, New York, New York 10017, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action based on the Indenture or the Bonds which may be instituted in any state or federal court in the Borough of Manhattan, The City of New York. Such appointment shall be irrevocable until all amounts in respect of the principal of (and premium, if any) and any interest due and to become due on or in respect of all the Bonds have been paid to the Trustee and the Indenture shall have been discharged in accordance with its terms, except that, if, for any reason, the Consul General of the Republic ceases to be able to act as such Authorized Agent or no longer has an address in The City of New York, the Republic will appoint another person in the Borough of Manhattan, The City of New York, selected in its discretion, as its Authorized Agent and provide notice in writing thereof to the Trustee. The Republic will take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointment or appointments in full force and effect as aforesaid. Upon receipt of such service of process, the Authorized Agent shall advise the Republic promptly at its address specified in Section 9.4 of the Indenture. Service of process upon the Authorized Agent at the address indicated above, or at such other address in the Borough of Manhattan, The City of New York as the Authorized Agent shall specify by notice given by it to the Trustee, shall be deemed, in every respect, effective service of process upon the Republic.

(c) Nothing in this paragraph 16 shall affect the right of the Trustee or (in connection with legal actions or proceedings by any Holder as permitted by the Indenture and this Bond) any such Holder to serve legal process in any other manner permitted by law.

(d) Notwithstanding anything else in this paragraph 16 to the contrary, the Republic reserves the right to plead sovereign immunity with respect to actions brought under the United States securities laws or any state securities laws and the Republic’s appointment of the Consul General of the Republic in The City of New York will not extend to such actions.

17. Warranty of the Republic. Subject to paragraph 15, Republic hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Bond and to constitute the same legal, valid and binding obligations of Republic enforceable in accordance with their terms, have been done and performed and have happened in due and strict compliance with all applicable laws.

18. Definitive Headings. The descriptive headings appearing in these Terms are for convenience of reference only and shall not alter, limit or define the provisions hereof.

19. Modifications. (a) Any Modification to the Bonds or the Indenture insofar as it affects the Bonds shall be made in accordance with Article Ten and Article Eleven of the Indenture.

(b) Any Modification pursuant to this paragraph 19 will be conclusive and binding on all Holders of the Bonds, and on all future Holders of the Bonds whether or not notation of such Modification is made upon the Bonds. Any instrument given by or on behalf of any Holder of a Bond in connection with any consent to or approval of any such Modification will be conclusive and binding on all subsequent Holders of that Bond.

20. Provision in National Budget. The Republic recognizes that amounts due under the Bonds must be paid out of appropriations provided in the national budget, and has undertaken that it will annually take all necessary and appropriate action to provide for the due inclusion therein and for the timely payment of all amounts due thereunder as such amounts become due in the ordinary course, and will take all such other action as may be necessary or appropriate at any other time to make timely payment of such amounts as may be due or payable in the event of acceleration or prepayment of the Bonds.

21. Contracts with the Republic. In accordance with the legal requirements of the Republic relating to contracts with the Republic, the Holders of the Bonds shall be deemed to have waived by purchasing the Bonds any right to petition for diplomatic claims to be asserted by its government against the Republic, except in the case of denial of justice, with respect to the rights of such Holder under the Indenture and this Bond.

22. Repurchase. The Republic may at any time purchase Bonds at any price in the open market, in privately negotiated transactions or otherwise. Bonds so purchased by the Republic may, at the Republic’s discretion, be held, resold or surrendered to the Trustee for cancellation.

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

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